                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 10-K

              Annual Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

For the fiscal year ended December 31, 2001      Commission file number 33-81010

                        ING Insurance Company of America
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      Florida                                     06-1286272
 -----------------------------------------------------------------------------------------
          (State or other jurisdiction of                      (I.R.S. Employer
          incorporation or organization)                     Identification No.)

 5100 West Lemon Street, Suite 213, Tampa, Florida                  33609
 -----------------------------------------------------------------------------------------
     (Address of principal executive offices)                     (ZIP Code)

(Registrant's telephone number, including area code) (860) 273-0123

                       AETNA INSURANCE COMPANY OF AMERICA
                      ------------------------------------
                   (FORMER NAME IF CHANGED SINCE LAST REPORT)

Securities registered pursuant to Section 12(b) of the Act:  None
Securities registered pursuant to Section 12(g) of the Act:  None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes  __X__  No  ______

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

As of March 25, 2002 there were 25,500 shares of common stock outstanding, par value $100 per share, all of which were held by ING Life Insurance and Annuity Company.

Reduced Disclosure Format

The registrant meets the conditions set forth in General Instruction
I(1)(a) and (b) of Form 10-K and is therefore filing this Form with the reduced disclosure format.

                        ING INSURANCE COMPANY OF AMERICA
             (Formerly known as Aetna Insurance Company of America,
      a wholly owned subsidiary of ING Life Insurance and Annuity Company)
                           Annual Report on Form 10-K
                      For the Year Ended December 31, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                    PART I

Item 1.     Business**..................................................    3
Item 2.     Properties**................................................    8
Item 3.     Legal Proceedings...........................................    8
Item 4.     Submission of Matters to a Vote of Security Holders*........    8

                                   PART II

Item 5.     Market for Registrant's Common Equity and Related
             Stockholder Matters........................................    8
Item 6.     Selected Financial Data*....................................    8
Item 7.     Management's Analysis of the Results of Operations**........    8
Item 7A.    Quantitative and Qualitative Disclosure About Market Risk...   16
Item 8.     Financial Statements and Supplementary Data.................   17
Item 9.     Changes in and Disagreements with Accountants on Accounting
             and Financial Disclosure...................................   41

                                   PART III

Item 10.    Directors and Executive Officers of the Registrant*.........   41
Item 11.    Executive Compensation*.....................................   41
Item 12.    Security Ownership of Certain Beneficial Owners and
             Management*................................................   41
Item 13.    Certain Relationships and Related Transactions*.............   41

                                   PART IV

Item 14.    Exhibits, Financial Statement Schedules, and Reports on Form
              8-K.......................................................   42

            Index to Financial Statement Schedule.......................   44
            Signatures..................................................   48

  *  Item omitted pursuant to General Instruction I(2) of Form 10-K.
 **  Item prepared in accordance with General Instruction I(2) of Form 10-K.

                                     PART I

ITEM 1. BUSINESS

ORGANIZATION OF BUSINESS

ING Insurance Company of America ("IICA," or the "Company"), formerly known as Aetna Insurance Company of America ("AICA") is a stock life insurance company organized in 1990 under the insurance laws of Connecticut. Effective January 5, 2000, the Company's state of domicile changed from Connecticut to Florida. The Company is a wholly owned subsidiary of ING Life Insurance and Annuity Company ("ILIAC"), formerly known as Aetna Life Insurance and Annuity Company ("ALIAC"). ILIAC is a wholly owned subsidiary of Aetna Retirement Holdings, Inc. ("HOLDCO"), which is a wholly owned subsidiary of Aetna Retirement
Services, Inc.("ARSI"). ARSI is ultimately owned by ING Groep N.V. ("ING").

On December 13, 2000, ING America Insurance Holdings, Inc., an indirect wholly owned subsidiary of ING, acquired Aetna Inc., comprised of the Aetna Financial Services business, of which the Company is a part, and the Aetna International businesses for approximately $7.7 billion. The purchase price was comprised of approximately $5.0 billion in cash and the assumption of $2.7 billion of outstanding debt and other net liabilities. In connection with the acquisition, Aetna Inc. was renamed Lion Connecticut Holdings Inc. ("Lion"). At the time of the sale, Lion entered into certain transition services agreements with a former related party, Aetna U.S. Healthcare which was renamed Aetna Inc. ("former Aetna"). Refer to Note 1 of the Notes to Financial Statements for more information on the acquisition.

Effective January 1, 2002, the Board of Directors of the Company approved an amendment to the Certificate of Incorporation of the Company to change the name of the corporation to ING Insurance Company of America. The sole shareholder of the Company executed a written consent approving and adopting the name change effective January 1, 2002. Appropriate approvals were obtained from the State of Florida Department of Insurance.

The Company has one operating segment and all revenue reported by the Company comes from external customers.

PRODUCTS AND SERVICES

The Company principally offers annuity contracts to individuals on a qualified and nonqualified basis and to employer-sponsored retirement plans qualified under Internal Revenue Code Sections 401, 403 and 408. These contracts may be deferred or immediate ("payout annuities").

INVESTMENT OPTIONS

The Company's products provide customers with variable and/or fixed investment options. Variable options generally provide for full assumption by the customer of investment risks. Assets supporting variable options are held in separate accounts that invest in affiliated and/or unaffiliated mutual funds. Affiliated mutual funds include funds managed by Aeltus Investment Management, Inc. ("Aeltus"), an affiliate of the Company, and funds managed by ILIAC and subadvised by outside investment advisers. Variable separate account investment income and realized capital gains and losses are not reflected in the Company's statements of income.

Fully guaranteed fixed options provide guarantees on investment return, maturity values, and if applicable, benefit payments. Other fixed options are "experience rated" and require the customer to assume investment (including realized capital gains and losses on the sale of invested assets) and other risks subject to, among other things, principal and interest guarantees. These fixed options require the customer to assume investment (including realized capital gains and losses on the sale of invested assets) and other risks subject to, among other things, those guarantees. The Company will not be issuing these other fixed options in 2002 and beyond.

FEES AND MARGINS

Insurance charges or other fees earned by the Company vary by product and depend, among other factors, on the funding option selected by the customer under the product. For annuity products where assets are allocated to variable funding options, the Company may charge the separate account asset-based insurance and expense fees. When a customer selects an affiliated mutual fund as a variable funding option, the Company may receive compensation from the fund's adviser, administrator or other affiliated entity for the performance of certain shareholder services. In the case of funds advised by Aeltus, these fees are equal to one-half of the investment advisory fee Aeltus receives.

In addition, when a customer selects an unaffiliated mutual fund as a variable funding option, the Company may receive distribution (12b-1) and service plan fees, as well as, compensation from the fund's adviser, administrator or other affiliated entity for the performance of certain shareholder services.

For fixed funding options, the Company earns a margin, which is based on the difference between income earned on the investments supporting the liability and interest credited to customers.

The Company may also receive other fees or charges depending on the nature of the products.

ASSETS UNDER MANAGEMENT

The substantial portion of fees or other charges and margins is based on assets under management. Assets under management are principally affected by net deposits (i.e. deposits, including new contracts, less surrenders), investment performance (e.g., interest credited to customer accounts for fixed options or market performance for variable options) and customer retention. Assets under management, excluding net unrealized capital gains and losses related to market value adjustments required under Financial Accounting Standard ("FAS") No. 115, were $0.9 billion, $1.1 billion and $1.3 billion at December 31, 2001, 2000 and 1999, respectively. Assets under management are available for contractholder withdrawal and are subject to fair value adjustments and/or deferred surrender charges.

To encourage customer retention and recover acquisition expenses, contracts typically impose a surrender charge on policyholder balances withdrawn within a period of time after the contract's inception. The period of time and level of the charge vary by product. More favorable credited rates may also be offered after policies have been in force for a period of time. Existing tax penalties on annuity distributions prior to age 59-1/2 provide further disincentive to customers for premature surrenders of account balances, but generally do not impede transfers of those balances to products of competitors.

PRINCIPAL MARKETS AND METHOD OF DISTRIBUTION

The Company's products are offered primarily to individuals and employer-sponsored groups in the education market. The Company's products generally are sold through a managed network of broker/ dealers and dedicated career agents.

COMPETITION

Competition arises from other insurance companies, as well as an array of financial services companies including banks, mutual funds and other investment managers. Principal competitive factors are reputation for investment performance, product features, service, cost and the perceived financial strength of the investment manager or sponsor.

Competition may affect, among other matters, both business growth and the pricing of the Company's products and services.

RESERVES

Reserves for investment contracts (deferred annuities and immediate annuities without life contingent payouts) are equal to cumulative deposits plus credited interest less withdrawals and charges thereon. For the investment contracts which are experience-rated, the reserves also reflect net realized capital gains/losses on the sale of invested assets, (which the Company reflects through credited rates on an amortized basis) and net unrealized capital gains/losses related to FAS No. 115.

Reserves, as described above, are computed amounts that, with additions from deposits to be received and with interest on such reserves compounded annually at assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or to pay expected death or retirement benefits or other withdrawal requests.

GENERAL ACCOUNT INVESTMENTS

Consistent with the nature of the contract obligations involved in the Company's operations, the majority of the general account assets are invested in long-term debt securities such as: U.S. corporate debt securities, U.S. government securities, foreign government and corporate debt securities, residential mortgage-backed securities, commercial and multifamily mortgage-backed securities and other asset-backed securities. It is management's objective that the portfolios be of high quality while achieving competitive investment yields and returns. Investment portfolios generally match the duration of the insurance liabilities they support. The general account of the Company has been segmented to improve the asset/liability matching process. The duration of investments is monitored and security purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities.

On April 1, 2001, ING Investment Management, LLC replaced Aeltus as the adviser of the Company's general account investments.

See Management's Analysis of the Results of Operations--General Account Investments for further discussion of investments.

OTHER MATTERS

a. Regulation

The Company's operations are subject to comprehensive regulation throughout the United States. The laws of the various jurisdictions establish supervisory agencies, including the state insurance departments, with broad authority to grant licenses to transact business and regulate many aspects of the products and services offered by the Company, as well as solvency and reserve adequacy. Many agencies also regulate investment activities on the basis of quality, diversification, and other quantitative criteria. The Company's operations and accounts are subject to examination at regular intervals by certain of these regulators.

Operations conducted by the Company are subject to regulation by various insurance agencies where the Company conducts business, in particular the Insurance Department of Connecticut, prior to January 5, 2000, and the Florida Department of Insurance, subsequent to January 5, 2000. Among other matters, these agencies may regulate premium rates, trade practices, agent licensing, policy forms, and underwriting and claims practices.

The Securities and Exchange Commission ("SEC") and, to a lesser extent, the states regulate the sales and investment management activities and operations of the Company. Regulations of the SEC, Department of Labor and Internal Revenue Service also impact certain of the Company's annuity and other investment and retirement products. These products involve Separate Accounts and mutual funds registered under the Investment Company Act of 1940.

ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001

On June 7, 2001 the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") was signed into law. EGTRRA contains important changes to many of the Internal Revenue Code provisions governing qualified defined contribution and defined benefit plans, Section 457 deferred compensation plans,
Section 403(b) tax sheltered annuity arrangements and individual retirement accounts and annuities ("IRAs"). These changes include significant increases in the contribution limits under retirement plans and IRAs and new rollover provisions that increase the portability of retirement account assets.

INSURANCE HOLDING COMPANY LAWS

A number of states, including Florida and Connecticut, regulate affiliated groups of insurers, such as the group to which the Company belongs, under holding company statutes. These laws, among other things, place certain restrictions on transactions between affiliates such as dividends and other distributions that may be paid to the Company's parent corporation. For information regarding payments of dividends by the Company, see "Liquidity & Capital Resources" in Management's Analysis of the Results of Operations and
Note 5 of Notes to Financial Statements.

INSURANCE COMPANY GUARANTY FUND ASSESSMENTS

Under insurance guaranty fund laws existing in all states, insurers doing business in those states can be assessed (up to prescribed limits) for certain obligations of insolvent insurance companies to policyholders and claimants. There were no after-tax charges to earnings for guaranty fund obligations for the year ended December 31, 2001; and, after-tax charges were $0.1 million for the years ended December 31, 2000 and 1999.

For information regarding certain other potential regulatory changes relating to the Company's businesses, see "Forward-Looking Information/Risk Factors" in Management's Analysis of the Results of Operations.

b. Ratings

The Company's financial strength ratings at March 25, 2002 and November 9, 2001 are as follows:

                                                Rating Agencies
                                -----------------------------------------------
                                                       Moody's       Standard &
                                A.M. Best  Fitch  Investors Service    Poor's
-------------------------------------------------------------------------------
March 25, 2002                     A+       AA+          Aa2            AA+
November 9, 2001                   A+       AA+          Aa2            AA+
-------------------------------------------------------------------------------

c. Miscellaneous

The Company utilizes the employees of ING and its affiliates (primarily ILIAC) and receives an expense allocation, at cost, based on the utilization of these employees.

The Company uses ILIAC's computer facilities. The Company's management believes that ILIAC's computer facilities, systems and related procedures are adequate to meet its business needs. ILIAC's data processing systems and backup and security policies, practices and procedures are regularly evaluated by ILIAC's management and internal auditors and are modified as considered necessary.

The Company is not dependent upon any single customer and no single customer accounted for 10% or more of revenue in 2001. In addition, the loss of business from any one, or a few, independent brokers or agents would not have a material adverse effect on the earnings of the Company.

ITEM 2.  PROPERTIES

The Company's principal executive office is located at 5100 West Lemon Street, Suite 213, Tampa, Florida 33609 and its principal office for operations is located at 151 Farmington Avenue, Hartford, Connecticut 06156. The Company occupies office space that is leased by ILIAC or other affiliates. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.

ITEM 3.  LEGAL PROCEEDINGS

The Company is not currently involved in any material litigation.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Omitted pursuant to General Instruction I(2)(c) of Form 10-K.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

All of the Company's outstanding shares are owned by ILIAC. For information on dividends and capital contributions refer to Note 5 of the Notes to Financial Statements.

ITEM 6. SELECTED FINANCIAL DATA

Omitted pursuant to General Instruction I(2)(a) of Form 10-K.

ITEM 7. MANAGEMENT'S ANALYSIS OF THE RESULTS OF OPERATIONS

Management's analysis of the results of operations is presented in lieu of Management's Discussion and Analysis of Financial Condition and Results of Operations, pursuant to General Instruction I(2)(a) of Form 10-K.

OVERVIEW

On December 13, 2000, ING America Insurance Holdings, Inc., an indirect wholly owned subsidiary of ING, acquired Aetna Inc., comprised of the Aetna Financial Services business, of which the Company is a part, and the Aetna International businesses for approximately $7.7 billion. The purchase price was comprised of approximately $5.0 billion in cash and the assumption of $2.7 billion of outstanding debt and other net liabilities. In connection with the acquisition, Aetna Inc. was renamed Lion Connecticut Holdings Inc. ("Lion"). At the time of the sale, Lion entered into certain transition services agreements with a former related party, Aetna U.S. Healthcare which was renamed Aetna Inc. ("former Aetna"). Refer to Note 1 of the Notes to Financial Statements.

Refer to "Organization of Business" regarding the name change of the Company.

All references to financial data for the year ended December 31, 2000 in this section represents an aggregation of the pre-acquisition period of the eleven months ended November 30, 2000 and the post acquisition period of the one month ended December 31, 2000.

RESULTS OF OPERATIONS

(Millions)                             2001      2000      1999
---------------------------------------------------------------
Charges assessed against
  policyholders                      $ 13.4  $   17.7  $   15.5
Net investment income                   9.9      11.2      10.9
Net realized capital gains (losses)     0.9      (0.8)     (0.3)
Other income                            1.2       1.5       1.5
---------------------------------------------------------------
      Total revenue                    25.4      29.6      27.6
---------------------------------------------------------------
Current and future benefits             7.2       7.4       8.0
Operating expenses:
  Salaries and related benefits         0.2       1.3       2.4
  Other                                 2.0       3.9       4.5
Amortization of deferred policy
  acquisition costs                     4.8       5.7       4.6
Amortization of goodwill                2.6        --        --
---------------------------------------------------------------
      Total benefits and expenses      16.8      18.3      19.5
---------------------------------------------------------------
Income before income taxes              8.6      11.3       8.1
Income taxes                            3.7       2.9       2.7
---------------------------------------------------------------
      Net income                     $  4.9  $    8.4  $    5.4
===============================================================
Net realized capital gains
  (losses), net of tax (included
  above)                             $  0.6  $   (0.5) $   (0.2)
===============================================================
Deposits not included above:
  Annuities--fixed options           $  7.1  $    3.4  $    9.0
  Annuities--variable options          29.6      10.5      20.1
---------------------------------------------------------------
Total                                $ 36.7  $   13.9  $   29.1
===============================================================
Assets under management: (1)
  Annuities--fixed options (2)       $156.1  $  178.7  $  223.0
  Annuities--variable options (3)     741.3     925.3   1,108.4
---------------------------------------------------------------
      Total (4)                      $897.4  $1,104.0  $1,331.4
===============================================================

(1) Excludes net unrealized capital gains of $4.2 million and $0.9 million at December 31, 2001 and 2000, respectively, and net unrealized capital losses of $4.5 million at December 31, 1999.
(2) Includes $63.2 million, $66.9 million and $78.7 million related to the assets supporting a guaranteed interest option at December 31, 2001, 2000, and 1999, respectively.
(3) Includes $564.9 million, $719.8 million and $870.3 million at December 31, 2001, 2000 and 1999, respectively, of assets held and managed by unaffiliated mutual funds.
(4) Includes $266.7 million, $285.2 million and $340.8 million of assets managed by an affiliate of the Company at December 31, 2001, 2000 and 1999, respectively, and includes $65.8 million, $99.0 million and $120.3 million of assets managed by the Company's parent, ILIAC, at Decem-ber 31, 2001, 2000 and 1999, respectively.

Compared to prior years, the Company's net income decreased $3.5 million and increased $3.0 million in 2001 and 2000, respectively. Excluding goodwill and net realized capital gains and losses, net income decreased $2.0 million and increased $3.3 million in 2001 and 2000, respectively. The decrease in net income excluding goodwill and net realized capital gains and losses was primarily due to a decrease in charges assessed against policyholders and an increase in the effective tax rate partially offset by a decrease in operating expenses. The increase in 2000 net income excluding net realized capital losses was due to an increase in charges assessed against policyholders, lower operating expenses and a decline in the effective tax rate.

Substantially all of the charges assessed against policyholders are derived from assets under management. Assets under management decreased by $206.6 million in 2001 and $227.4 million in 2000. The decrease in 2001 was primarily due to a continued decline in the stock market throughout most of 2001. The decrease in 2000 was primarily due to declines in the stock market, which began in the second half of 2000. In spite of the decline in the second half of 2000, assets under management for the year ended December 31, 2000 remained higher than the prior year, resulting in a slight increase in charges assessed against policyholders in 2000 when compared to 1999.

Annuity deposits relate to annuity contracts not containing life contingencies. Deposits increased $22.8 million in 2001 and decreased $15.2 million in 2000. The increase for the year ended December 31, 2001, compared to the prior year, was primarily due to an increase in employer sponsored annuity sales partially offset by a decrease in individual annuity sales. The increase in employer sponsored sales and decrease in individual annuity sales is primarily the result of the Company's decision to focus its marketing efforts on expanding its employer sponsored business and to not actively market its annuity products to individuals. The decrease for the year ended December 31, 2000 is attributable to a decrease in deposits from new contracts because the Company has not actively marketed its individual annuity products since late in 1998. Refer to "Outlook" below.

Compared to the prior year, lower operating expenses for the year ended
December 31, 2001 is primarily the result of management's decision to not actively market its individual annuity products and its continued focus on expense reduction initiatives. Lower operating expenses in 2000, when compared to the prior year, are a direct result of the Company's decision to not actively market its annuity products to individuals. Refer to "Outlook" below.

The effective tax rate for the year ended December 31, 2001 increased compared to the prior year primarily due to a decrease in the deduction for dividends received and the disallowance of goodwill amortization as a deduction. The effective tax rate for the year ended December 31, 2000, compared to the same period in 1999, is primarily related to the deduction allowed for dividends received and a favorable prior period adjustment.

OUTLOOK

The Company's strategy is to increase assets under management and improve profitability by continuing to focus on distribution opportunities, primarily in Florida. Effective January 5, 2000, the Company changed its state of domicile from Connecticut to Florida. The Company has focused its marketing efforts principally on expanding its group annuity sales with the offering, through dedicated agents and brokers, of contracts to public, tax exempt and private employers sponsoring retirement plans.

Although the Company has offered annuities marketed to individuals, principally non-qualified annuities and qualified individual retirement annuities, it is not actively marketing these products.

GENERAL ACCOUNT INVESTMENTS

The Company's investment strategies and portfolios are intended to match the duration of the related liabilities and provide sufficient cash flow to meet obligations while maintaining a competitive rate of return. The duration of these investments is monitored, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities. The risks associated with investments supporting "experience-rated" products are assumed by customers subject to, among other things, principal and interest guarantees.

The Company's invested assets were comprised of the following:

(Millions)                                   December 31, 2001     December 31, 2000
------------------------------------------------------------------------------------
Debt securities, available for sale, at
  fair value (1)                                 $132.1                $132.3
Nonredeemable preferred stock                        --                   1.0
Short-term investments (2)                           --                   2.7
------------------------------------------------------------------------------------
  Total investments                              $132.1                $136.0
====================================================================================

(1) Includes $7.8 million and $5.8 million of debt securities pledged to creditors at December 31, 2001 and 2000, respectively. Refer to "Invest-ments" in Note 1 of the Notes to Financial Statements.
(2) Includes $2.3 million of short-term investments pledged to creditors at December 31, 2000. Refer to "Investments" in Note 1 of the Notes to Financial Statements.

DEBT SECURITIES

At December 31, 2001 and 2000, the Company's carrying value of available for sale debt securities including debt securities pledged to creditors (herein after referred to as "total debt securities") represented 100% and 97%, respectively, of the total general account invested assets. For the same periods, debt securities of $120.1 million (91% of the total debt securities) and $119.1 million (90% of the total debt securities), respectively, supported experience-rated contracts. Total debt securities reflected net unrealized capital gains of $4.2 million at December 31, 2001 and net unrealized capital losses of $0.8 million at December 31, 2000. It is management's objective that the portfolio of debt securities be of high quality and be well-diversified by market sector. The debt securities in the Company's portfolio are generally rated by external rating agencies, and, if not externally rated, are rated by the Company on a basis believed to be similar to that used by the rating agencies. The average quality rating of the Company's debt securities portfolio at December 31, 2001 and 2000 was AA-.

The percent of total debt securities investments by quality ratings is as follows:

                                           December 31, 2001     December 31, 2000
------------------------------------------------------------------------------------
AAA                                                   36.0%                 46.8%
AA                                                     5.9                   5.8
A                                                     35.1                  31.2
BBB                                                   23.0                  16.2
------------------------------------------------------------------------------------
  Total                                              100.0%                100.0%
====================================================================================

The percent of total debt securities investments by market sector is as follows:

                                           December 31, 2001     December 31, 2000
------------------------------------------------------------------------------------
U.S. Corporate                                        65.1%                 56.2%
Residential Mortgage-Backed                           11.7                  16.9
U.S. Treasuries/Agencies                              10.3                  11.2
Commercial/Multifamily Mortgage-Backed                 7.5                   6.8
Asset-Backed                                           5.4                   8.1
Foreign Securities--U.S. Dollar
  Denominated                                           --                   0.8
------------------------------------------------------------------------------------
  Total                                              100.0%                100.0%
====================================================================================

RISK MANAGEMENT AND MARKET-SENSITIVE INSTRUMENTS

The Company regularly evaluates the appropriateness of investments relative to its management approved investment guidelines and the business objective of the portfolios. The Company manages interest rate risk by seeking to maintain a tight duration band, while credit risk is managed by maintaining high average quality ratings and diversified sector exposure within the debt securities portfolio. In connection with its investment and risk management objectives, the Company also uses financial instruments whose fair value is at least partially determined by, among other things, levels of or changes in domestic interest rates (short-term or long-term), duration, prepayment rates, or credit ratings/spreads.

The risks associated with investments supporting experience-rated annuity products are assumed by those contractholders and not by the Company (subject to, among other things, principal and interest guarantees). Risks associated with the investments and liabilities related to experience-rated annuity products are not included in the sensitivity analysis presented below.

The following discussion about the Company's risk management activities includes forward-looking statements that involve risk and uncertainties. Set forth below are management's projections of hypothetical net losses in fair value of shareholder's equity related to the Company's market-sensitive instruments if an immediate increase of 100 basis points in interest rates and an immediate decrease of 10% in prices for domestic equity securities were to occur (sensitivity analysis). The instruments included in this analysis are not leveraged and are held for purposes other than trading. While the Company believes that the assumed market rate changes are reasonably possible in the near term, actual results may differ, particularly as a result of any management actions that would be taken to mitigate such hypothetical losses in fair value of shareholder's equity.

INTEREST RATE RISK

Assuming an immediate increase of 100 basis points in interest rates, the net hypothetical loss in fair value of shareholder's equity related to financial instruments is estimated to be $0.2 million and $0.1 million (after-tax) at December 31, 2001 and 2000, respectively. The Company believes that an interest rate shift of this magnitude represents a moderately adverse scenario, and is approximately equal to the historical annual volatility of interest rate movements for the Company's intermediate-term available-for-sale debt securities. The Company has included corresponding changes in certain insurance liabilities in this sensitivity analysis.

The risks associated with investments supporting experience-rated annuity products are assumed by those contractholders and not by the Company (subject to, among other things, certain minimum guarantees). Risks associated with the investments and liabilities related to experience-rated annuity products are not included in the sensitivity analysis presented below.

Based on the Company's overall exposure to interest rate risk, the Company believes that these changes in market rates would not materially affect the near-term financial position, results of operations or cash flows of the Company.

LIQUIDITY AND CAPITAL RESOURCES

Generally, the Company meets its operating requirements by maintaining appropriate levels of liquidity in its investment portfolio and using overall cash flows from deposits, income received on investments and capital contributions. Cash provided from these sources was used primarily for operating expenses and to fund contract withdrawals.

Debt securities have durations that were selected to approximate the durations of the liabilities they support. The general account of the Company has been segmented to improve the asset/liability matching process. The duration of these investments is monitored, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities.

As the Company's investment strategy focuses on matching asset and liability durations, and not specific cash flows, and since these duration assessments are dependent on numerous cash flow assumptions, asset sales may, from time to time, be required to satisfy liability obligations and/or rebalance asset portfolios. The investment portfolios are closely monitored to assess asset and liability matching in order to rebalance the portfolios as conditions warrant.

Given the quality ratings of the Company's debt securities portfolio (see "General Account Investments"), management expects the vast majority of the Company's investments in debt securities to be repaid in accordance with contractual terms. In addition, most of the debt securities in the portfolio are highly marketable and can be sold to enhance cash flow before maturity.

Effective January 5, 2000, the Company changed its state of domicile from Connecticut to Florida. All dividends paid by the Company to ILIAC must be approved in advance by the Insurance Commissioner of the State of Florida. For the years ended December 31, 2001 and 1999, it did not pay any dividends to ILIAC. For the year ended December 31, 2000, the Company paid a dividend to ILIAC of $2.4 million relating to the Florida re-domestication. In order to comply with Florida state law, the par value of the Company's common stock was changed from $2,000 per share to $100 per share at the time of redomestication. The Company also amended its articles of incorporation and authorized additional shares of capital stock, which were purchased by its parent. This transaction had no effect on the value of the Company's common capital stock or total shareholder's equity.

The Company has entered into support agreements with ILIAC under which ILIAC has agreed to cause the Company to have sufficient capital to meet a certain capital and surplus level. The Company did not receive any capital contributions relating to these agreements in 2001 and 2000 and 1999.

See "Statements of Cash Flows" for additional information.

CRITICAL ACCOUNTING POLICIES

GENERAL

We have identified the accounting policies below as critical to our business operations and understanding of our results of operations. For a detailed discussion of the application of these and other accounting policies, see Note 1 in the Notes to Consolidated Financial Statements. Note that the application of these accounting policies in the preparation of this report requires management to use judgments involving assumptions and estimates concerning future results or other developments including the likelihood, timing or amount of one or more future transactions or events. There can be no assurance that actual results will not differ from those estimates. These judgments are reviewed frequently by senior management, and an understanding of them may enhance the reader's understanding of the Company's financial statements and Management's Discussion and Analysis.

AMORTIZATION OF DEFERRED ACQUISITION COSTS AND VALUE OF BUSINESS ACQUIRED

We amortize our deferred policy acquisition costs and value of business acquired on our annuity and pension contracts in proportion to estimated gross profits and adjusted to reflect actual gross profits over the life of the contracts (up to 30 years for annuity and pension contracts). Our estimated gross profits are computed based on assumptions related to the underlying contracts including, but not limited to, charges assessed against policyholders, margins, lapse, persistency, expenses and asset growth rates.

Our current estimated gross profits include certain judgments concerning charges assessed against policyholders, margins, lapse, persistency, expenses and asset growth that are based on a combination of actual company experience and historical market experience of equity and fixed income returns. Estimated gross profits are adjusted periodically to take into consideration the actual experience to date and changes in future assumptions. Short-term variances of actual results from the judgments made by management can impact quarter to quarter earnings.

INCOME TAXES

The Company establishes reserves for possible adjustments by various taxing authorities. Management believes there are sufficient reserves provided for, or adequate defenses against, any such adjustments.

FORWARD-LOOKING INFORMATION/RISK FACTORS

The Private Securities Litigation Reform Act of 1995 (the "1995 Act") provides a "safe harbor" for forward-looking statements, so long as (1) those statements are identified as forward-looking, and (2) the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in this Management's Analysis of the Results of Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules. This information includes, but is not limited to the information that appears under the headings: (1) "Results of Operations--Outlook" and (2) "General Account Investments--Risk Management and Market Sensitive Instruments/Interest Rate Risk". In writing this Management's Analysis of the Results of Operations, we also used the following words, or variations of these words and similar expressions, where we intended to identify forward-looking statements:

                    - Expects                 - Plans
                    - Projects                - Believes
                    - Anticipates             - Seeks
                    - Intends                 - Estimates

These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from these statements. You should not put undue reliance on these forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Set forth below are certain important risk factors that, in addition to general economic conditions and other factors (some of which are discussed elsewhere in this report), may affect these forward-looking statements and our businesses generally.

CERTAIN FACTORS PARTICULAR TO THE COMPANY'S OPERATIONS

SIGNIFICANT CHANGES IN FINANCIAL MARKETS COULD AFFECT EARNINGS. Significant changes in financial markets could impact the level of assets under management and administration in our businesses, and, in turn, our level of asset-based fees in those businesses. For example, significant increases in interest rates or decreases in equity markets would directly affect the level of assets under management and administration and, in addition, may increase the level of withdrawals and decrease the level of deposits by customers. Customers under those circumstances may seek to diversify among asset managers or seek investment alternatives that we do not offer. Significant declines in the value of investments also may affect our ability to pass through investment losses to certain experience rated customers, whether due to triggering minimum guarantees or other business reasons.

DECREASES IN RATINGS COULD AFFECT ASSETS UNDER MANAGEMENT. Decreases in the claims-paying ratings of the Company could have the effect of decreasing new sales and deposits and increasing withdrawals and surrenders in our businesses. Such changes in sales and deposits, withdrawals and surrenders would adversely affect the level of asset-based fees of our businesses. Claims-paying ratings of the Company are periodically reviewed and subject to changes, in certain cases, based on factors beyond our control.

EARLY WITHDRAWAL OF ASSETS COULD AFFECT EARNINGS. We incur up-front costs, such as commissions, when we sell our annuity and other financial services products. We generally defer these costs and recognize them over time. As a result, the retention of assets under these products is an important component of profitability. We generally seek to structure our products and sales to encourage retention of assets under management and administration or recover costs, through surrender charges, higher credited rates to customers if we retain their assets for longer periods, paying renewal commissions, paying service fees or other terms. However, if customers withdraw assets earlier than we anticipated when we priced the products, it would adversely affect profitability. We could also experience competitive pressure to lower margins.

LITIGATION CAN ADVERSELY AFFECT US. Litigation also could adversely affect us, both through costs of defense and adverse results or settlements. Refer to Note 10 of Notes to Financial Statements for information regarding litigation.

CHANGES IN REGULATION COULD AFFECT THE OPERATIONS OF EACH OF OUR
BUSINESSES. Each of our businesses is subject to comprehensive regulation. These businesses could be adversely affected by:

- Increases in minimum capital and other financial viability requirements for insurance operations;
-   Changes in the taxation of insurance companies; and
- Changes in the tax treatment of annuity products as well as changes in capital gains tax rates. Certain of these changes, should they occur, could affect the attractiveness to customers of our products.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

See "General Account Investments" in Management's Analysis of the Results of Operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

 Report of Independent Auditors........................................  18

 Financial Statements:

     Statements of Income for the Year ended December 31, 2001, One
        Month Ended December 31, 2000, the Eleven Months Ended
        November 30, 2000 and for the Year Ended December 31, 1999.....  20

     Balance Sheets as of December 31, 2001 and 2000...................  21

     Statements of Changes in Shareholder's Equity for the Year ended
        December 31, 2001, One Month Ended December 31, 2000, the
        Eleven Months Ended November 30, 2000 and for the Year Ended
        December 31, 1999..............................................  22

     Statements of Cash Flows for the Year ended December 31, 2001, One
        Month Ended December 31, 2000, the Eleven Months Ended
        November 30, 2000 and for the Year Ended December 31, 1999.....  23

     Notes to Financial Statements.....................................  24

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
ING Insurance Company of America

We have audited the accompanying balance sheet of ING Insurance Company of America (formerly Aetna Insurance Company of America and hereafter referred to as the Company) as of December 31, 2001, and the related statements of income, changes in shareholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ING Insurance Company of America at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1, the Company adopted Financial Accounting Standards (FAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and FAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES.

                                                         /s/ Ernst & Young LLP

Hartford, Connecticut
January 31, 2002

                          INDEPENDENT AUDITORS' REPORT

The Shareholder and Board of Directors
ING Insurance Company of America:

We have audited the accompanying balance sheet of ING Insurance Company of America, formerly known as Aetna Insurance Company of America, as of December 31, 2000, and the related statements of income, changes in shareholder's equity and cash flows for the period from December 1, 2000 to December 31, 2000 ("Successor Company"), and for the period from January 1, 2000 to November 30, 2000 and the year ended December 31, 1999 ("Preacquisition Company"). These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company's financial statements referred to above present fairly, in all material respects, the financial position of Aetna Insurance Company of America at December 31, 2000, and the results of its operations and its cash flows for the period from December 1, 2000 to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Preacquisition Company's financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 2000 to November 30, 2000, and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective November 30, 2000, ING America Insurance Holdings Inc. acquired all of the outstanding stock of Aetna Inc., Aetna Insurance Company of America's indirect parent and sole shareholder in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                              /s/ KPMG LLP

Hartford, Connecticut
March 27, 2001

                        ING INSURANCE COMPANY OF AMERICA
             (Formerly known as Aetna Insurance Company of America,
      a wholly owned subsidiary of ING Life Insurance and Annuity Company)

                              STATEMENTS OF INCOME
                                   (millions)

                                                                     Preacquisition
                                                              ----------------------------
                                                 One month    Eleven months
                                 Year ended        ended          ended       Year ended
                                December 31,   December 31,   November 30,   December 31,
                                    2001           2000           2000           1999
                                -------------  -------------  -------------  -------------
Revenues:
  Charges assessed against
    policyholders                   $13.4           $1.2          $16.5           $15.5
  Net investment income               9.9            1.0           10.2            10.9
  Net realized capital gains
    (losses)                          0.9             --           (0.8)           (0.3)
  Other income                        1.2            0.2            1.3             1.5
                                    -----           ----          -----           -----
      Total revenue                  25.4            2.4           27.2            27.6
                                    -----           ----          -----           -----
Benefits and expenses:
  Current and future benefits         7.2            0.6            6.8             8.0
  Operating expenses:
    Salaries and related
      benefits                        0.2            0.2            1.1             2.4
    Other                             2.0            0.3            3.6             4.5
  Amortization of deferred
    policy acquisition costs
    and value of business
    acquired                          4.8            0.4            5.3             4.6
  Amortization of goodwill            2.6             --             --              --
                                    -----           ----          -----           -----
      Total benefits and
        expenses                     16.8            1.5           16.8            19.5
                                    -----           ----          -----           -----
Income before income taxes            8.6            0.9           10.4             8.1
Income taxes                          3.7            0.3            2.6             2.7
                                    -----           ----          -----           -----
Net income                          $ 4.9           $0.6          $ 7.8           $ 5.4
                                    =====           ====          =====           =====

SEE NOTES TO FINANCIAL STATEMENTS.

                        ING INSURANCE COMPANY OF AMERICA
             (Formerly known as Aetna Insurance Company of America,
      a wholly owned subsidiary of ING Life Insurance and Annuity Company)

                                 BALANCE SHEETS
                         (millions, except share data)

                                           December 31,     December 31,
                                               2001             2000
                                          ---------------  ---------------
                 ASSETS
Investments:
  Debt securities, available for sale,
    at fair value
    (amortized cost: $120.2 and $125.8)      $  124.4         $  126.5
  Equity securities, at fair value:
    Nonredeemable preferred stock
      (amortized cost: $1.1)                       --              1.0
    Short-term investments                         --              0.4
  Securities pledged to creditors
    (amortized cost: $7.8 and $8.0)               7.8              8.1
Cash and cash equivalents                          --              9.1
Short-term investments under securities
  loan agreement                                  9.9              8.4
Deferred policy acquisition costs                 0.8               --
Value of business acquired                       46.5             58.7
Accrued investment income                         2.0              1.7
Premiums due and other receivables               19.4              4.7
Goodwill                                        101.8             98.9
Other assets                                      2.1              1.1
Separate Accounts assets                        821.3          1,007.8
                                             --------         --------
        Total assets                         $1,136.0         $1,326.4
                                             ========         ========
  LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Policyholders' funds left with the
    Company                                  $   95.6         $  110.3
  Payables under securities loan
    agreement                                     9.9              8.4
  Cash overdrafts                                 0.6               --
  Other liabilities                               6.0              3.7
  Due to parent and affiliates                    3.5              3.8
  Income taxes:
    Current                                       1.5               --
    Deferred                                      7.4              7.8
    Separate Accounts liabilities               821.3          1,007.8
                                             --------         --------
        Total liabilities                       945.8          1,141.8
                                             --------         --------
  Shareholder's equity:
    Common capital stock, par value $100
      (35,000 shares authorized, 25,500
      issued and outstanding)                     2.5              2.5
    Paid-in capital                             180.9            181.3
    Accumulated other comprehensive
      income                                      1.3              0.2
    Retained earnings                             5.5              0.6
                                             --------         --------
        Total shareholder's equity              190.2            184.6
                                             --------         --------
          Total liabilities and
            shareholder's equity             $1,136.0         $1,326.4
                                             ========         ========

SEE NOTES TO FINANCIAL STATEMENTS.

                        ING INSURANCE COMPANY OF AMERICA
             (Formerly known as Aetna Insurance Company of America,
      a wholly owned subsidiary of ING Life Insurance and Annuity Company)

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                                   (millions)

                                                                     Preacquisition
                                                              ----------------------------
                                                 One month    Eleven months
                                 Year ended        ended          ended       Year ended
                                December 31,   December 31,   November 30,   December 31,
                                    2001           2000           2000           1999
                                -------------  -------------  -------------  -------------
Shareholder's equity,
  beginning of period              $184.6          $183.5         $ 73.4          $70.8

Comprehensive income:
  Net income                          4.9             0.6            7.8            5.4
  Other comprehensive income,
    net of tax:
      Unrealized gains
      (losses) on securities
      ($1.7 million,
      $0.8 million,
      $2.0 million and
      ($4.3) million, pretax)         1.1             0.5            1.3           (2.8)
                                   ------          ------         ------          -----
Total comprehensive income            6.0             1.1            9.1            2.6
                                   ------          ------         ------          -----

Return of capital                    (0.4)             --             --             --

Adjustment for purchase
  accounting                           --              --          101.0             --

Common stock issued                    --              --            2.4             --

Dividends paid to parent               --              --           (2.4)            --
                                   ------          ------         ------          -----

Shareholder's equity, end of
  period                           $190.2          $184.6         $183.5          $73.4
                                   ======          ======         ======          =====

SEE NOTES TO FINANCIAL STATEMENTS.

                        ING INSURANCE COMPANY OF AMERICA
             (Formerly known as Aetna Insurance Company of America,
      a wholly owned subsidiary of ING Life Insurance and Annuity Company)

                            STATEMENTS OF CASH FLOWS
                                   (millions)

                                                                          Preacquisition
                                                                  ------------------------------
                                                    One month     Eleven months
                                  Year ended          ended           ended        Year ended
                                 December 31,     December 31,    November 30,    December 31,
                                     2001             2000            2000            1999
                                ---------------  ---------------  -------------  ---------------
Cash Flows from Operating
  Activities:
Net income                          $  4.9            $ 0.6          $   7.8         $  5.4
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Net amortization of discount
    on debt securities                  --               --             (0.2)          (0.1)
  Net realized capital (gains)
    losses                            (0.9)              --              0.8            0.3
  Changes in assets and
    liabilities:
    (Increase) decrease in
      accrued investment
      income                          (0.4)             0.2              0.1            0.1
    Decrease in deferred
      policy acquisition costs
      and value of business
      acquired                         3.8              0.1              3.3            1.1
    Goodwill amortization, net
      of adjustments                   2.6               --               --             --
    Net change in amounts due
      to/from parent and
      affiliates                      (0.3)             0.9              2.4           (0.4)
    Net change in other assets
      and liabilities                  1.3             (0.1)             1.3          (10.1)
    Increase in income taxes           3.1               --              2.4            4.0
                                    ------            -----          -------         ------
Net cash provided by operating
  activities                          14.1              1.7             17.9            0.3
                                    ------            -----          -------         ------
Cash Flows from Investing
  Activities:
  Proceeds from sales of:
    Debt securities available
      for sale                        67.6               --            148.3           34.2
    Equity securities                   --               --               --            2.1
    Short-term investments             2.8               --              0.1             --
  Investment maturities and
    repayments of:
    Debt securites available
      for sale                        12.1              0.2              6.0           17.9
  Cost of investment purchases
    in:
    Debt securities available
      for sale                       (71.3)            (0.2)          (154.1)         (47.6)
    Short-term investments              --               --             (2.8)            --
                                    ------            -----          -------         ------
  Net cash provided by (used
    for) investing activities         11.2               --             (2.5)           6.6
                                    ------            -----          -------         ------
Cash Flows from Financing
  Activities:
  Deposits and interest
    credited for investment
    contracts                          6.3              0.5              7.4           12.8
  Withdrawal of investment
    contracts                        (29.7)            (2.5)           (39.3)         (19.0)
  Return of Capital                   (0.4)              --               --             --
  Proceeds from issuance of
    common stock                        --               --              2.4             --
  Dividends paid to parent              --               --             (2.4)            --
  Other, net                         (11.2)            (0.2)             3.2            5.7
                                    ------            -----          -------         ------
Net cash used for financing
  activities                         (35.0)            (2.2)           (28.7)          (0.5)
                                    ------            -----          -------         ------
Net decrease in cash and cash
  equivalents                         (9.7)            (0.5)           (13.3)           6.4
Cash and cash equivalents,
  beginning of period                  9.1              9.6             22.9           16.5
                                    ------            -----          -------         ------
Cash and cash equivalents, end
  of period                         $ (0.6)           $ 9.1          $   9.6         $ 22.9
                                    ======            =====          =======         ======
Supplemental cash flow
  information:
Income taxes paid (received),
  net                               $  0.3            $ 0.3          $   0.2         $ (1.3)
                                    ======            =====          =======         ======

SEE NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ING Insurance Company of America ("IICA", or the "Company"), formerly known as Aetna Insurance Company of America ("AICA"), is a provider of financial services in the United States. The Company is a wholly-owned subsidiary of ING Life Insurance and Annuity Company ("ILIAC"), formerly known as Aetna Life Insurance and Annuity Company ("ALIAC"). ILIAC is a wholly-owned subsidiary of Aetna Retirement Holdings, Inc. ("HOLDCO"). HOLDCO is a wholly-owned subsidiary of Aetna Retirement Services, Inc. ("ARSI"), whose ultimate parent is ING Groep N.V. ("ING").

    The Company has one operating segment and all revenue reported by the Company comes from external customers.

    BASIS OF PRESENTATION

    These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain reclassifications have been made to 2000 and 1999 financial information to conform to the 2001 presentation.

    On December 13, 2000, ING America Insurance Holdings, Inc., an indirect wholly-owned subsidiary of ING, acquired Aetna Inc., comprised of the Aetna Financial Services business, of which the Company is a part, and the Aetna International business, for approximately $7.7 billion. The purchase price was comprised of approximately $5.0 billion in cash and the assumption of $2.7 billion of outstanding debt and other net liabilities. In connection with the acquisition, Aetna Inc. was renamed Lion Connecticut Holdings Inc. ("Lion"). At the time of the sale, Lion entered into certain transition services agreements with a former related party, Aetna U.S. Healthcare which was renamed Aetna Inc. ("former Aetna").

    For accounting purposes, the acquisition was recorded as of November 30, 2000 using the purchase method. The effects of this transaction, including the recognition of goodwill, were pushed down and reflected on the financial statements of certain ARSI (a subsidiary of Lion) subsidiaries, including the Company. The Balance Sheet changes related to accounting for this purchase were entirely non-cash in nature and accordingly have been excluded from the pre-acquisition Statements of Cash Flows for the eleven months ended November 30, 2000.

    The purchase price was allocated to assets and liabilities based on their respective fair values. This revaluation resulted in a net increase to assets, excluding the effects of goodwill, of $3.2 million and a net increase to liabilities of $1.1 million. Additionally, the Company established goodwill of $98.9 million. Goodwill was being amortized over a period of 40 years (refer to "Future Accounting Standard" within Note 1).

    The allocation of the purchase price to assets and liabilities has been subjected to further refinement throughout 2001 as additional information has become available to more precisely estimate the fair values of the Company's respective assets and liabilities at the purchase date. The refinements to the Company's purchase price allocations are as follows:

    The Company completed a full review relative to the assumptions and profit streams utilized in the development of value of business acquired ("VOBA") and determined that certain refinements were necessary. Such refinements resulted in a reduction of VOBA;

    The Company, after giving further consideration to certain exposures in the general marketplace, determined that a reduction of its investment portfolio carrying value was warranted; and

    The Company adjusted its reserves for policyholder funds left with the company in order to conform its accounting policies with those of ING.

    The net impact of the refinements in purchase price allocations, as described above, resulted in a net decrease to assets, excluding the effects of goodwill, of $9.4 million, a net decrease to liabilities of $3.9 million, and a net increase to the Company's goodwill of $5.5 million.

    Unaudited pro forma consolidated net income for the period from the January 1, 2000 to November 30, 2000 and for the year-ended December 31, 1999, assuming that the acquisition of the Company occurred at the beginning of each period, would have been approximately $5.5 million and $2.9 million, respectively. The pro forma adjustments, which do not affect revenues, primarily reflect goodwill amortization.

    NEW ACCOUNTING STANDARD

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted by FAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, FAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of FASB No. 133, and certain FAS No. 133 implementation issues. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the fair values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. FAS 133 was effective for the Company's financial statements beginning January 1, 2001.

    Adoption of FAS No. 133 did not have a material effect on the Company's financial position or results of operations given the Company's limited derivative and embedded derivative holdings.

    FUTURE ACCOUNTING STANDARD

    ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

    In July 2001, the FASB issued FAS No. 142, Accounting for Goodwill and Intangible Assets. Under the new standard, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the new standard. Other intangible assets will continue to be amortized over their useful lives.

    The Company will apply the new rules on the accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the new standard is expected to result in an increase in net income; however, the Company is still assessing the impact of the new standard. During 2002, the Company will perform the required impairment tests of goodwill as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

    INVESTMENTS

    Debt and equity securities are classified as available for sale and carried at fair value. Securities are written down (as realized capital losses) for other than temporary declines in value. Included in available-for-sale securities are investments that support experience-rated products.

    Experience-rated products are products where the customer, not the Company, assumes investment (including realized capital gains and losses on the sale of invested assets) and other risks subject to, among other things, principal and interest guarantees. Realized capital gains and losses on sales of, and unrealized capital gains and losses on, investments supporting these products are reflected in policyholder's funds left with the Company.

    Realized capital gains and losses on all other investments are reflected in the Company's results of operations. Unrealized capital gains and losses on all other investments are reflected in shareholders' equity, net of related income taxes. Purchases and sales of debt and equity securities are recorded on the trade date.

    Fair values for debt and equity securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods.

    Short-term investments, consisting of money market instruments and other debt issues purchased with an original maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

    Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments. The Company does not accrue interest on problem debt securities when management believes the collection of interest is unlikely.

    The Company engages in securities lending whereby certain domestic securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of loaned domestic securities. The collateral is deposited by the borrower with a lending agent, and retained and invested by the lending agent according to the Company's guidelines to generate additional income. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

    In September 2000, the FASB issued FAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In accordance with this new standard, general account securities on loan are reflected on the balance sheet as "Securities pledged to creditors," which includes the following:

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized  Fair
   December 31, 2001 (Millions)      Cost       Gains       Losses    Value
   ------------------------------------------------------------------------
   Total securities pledged to
     creditors                       $7.8        $ --        $ --     $7.8
   ------------------------------------------------------------------------
   ------------------------------------------------------------------------

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized  Fair
   December 31, 2000 (Millions)      Cost       Gains       Losses    Value
   ------------------------------------------------------------------------
   Debt securities                   $5.7        $0.1        $ --     $5.8
   Short-term investments             2.3          --          --      2.3
   ------------------------------------------------------------------------
   Total securities pledged to
     creditors                       $8.0        $0.1        $ --     $8.1
   ------------------------------------------------------------------------
   ------------------------------------------------------------------------

    At December 31, 2001, securities pledged to creditors consisted entirely of debt securities.

    GOODWILL

    Goodwill, which represents the excess of cost over the fair value of net assets acquired, was amortized on a straight-line basis over 40 years.

    The Company will adopt FAS 142, Accounting for Goodwill and Intangible Assets, for 2002 and will change its method of accounting for goodwill accordingly. Refer to "Future Accounting Standard" within Note 1 for related information regarding accounting for goodwill.

    DEFERRED POLICY ACQUISITION COSTS

    Certain costs of acquiring certain insurance business are deferred. These costs, all of which vary with and are primarily related to the production of new and renewal business, consist principally of commissions, certain expenses of underwriting and issuing contracts, and certain agency expenses. For certain annuity contracts, such costs are amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits over the life of the contracts (up to 30 years for annuity and pension contracts).

    Periodically, modifications may be made to deferred annuity contract features, such as shortening the surrender charge period or waiving the surrender charge, or changing the mortality and expense fees. Unamortized deferred policy acquisition costs associated with these modified contracts are not written off, but rather, continue to be associated with the original block of business to which these costs were previously recorded. Such costs are amortized based on revised estimates of expected gross profits based upon the contract after the modification.

    Deferred policy acquisition costs are written off to the extent that it is determined that gross profits are not adequate to cover related expenses.

    VALUE OF BUSINESS ACQUIRED

    VOBA is an asset and represents the present value of estimated net cash flows embedded in the Company's contracts acquired by ING. VOBA is amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits over the life of the contracts (up to 30 years for annuity contracts). VOBA is written off to the extent that it is determined that gross profits are not adequate to recover the asset.

    Activity for the year-ended December 31, 2001 within VOBA was as follows:

   (Millions)
   --------------------------------------------------------
   Balance at December 31, 2000                        $58.7
   Adjustment of allocation of purchase price          (7.6)
   Additions                                            0.2
   Interest accrued at 7%                               3.3
   Amortization                                        (8.1)
   --------------------------------------------------------
   Balance at December 31, 2001                        $46.5
   --------------------------------------------------------
   --------------------------------------------------------

    The estimated amount of VOBA to be amortized, net of interest, over the next five years is $8.0 million, $6.7 million, $6.6 million, $5.4 million and $3.9 million for the years 2002, 2003, 2004,

    2005, and 2006 respectively. Actual amortization incurred during these years may vary as assumptions are modified to incorporate actual results.

    RESERVES

    Reserves for limited payment contracts (i.e., annuities with life contingent payout) are computed on the basis of assumed investment yield and mortality, including a margin for adverse deviation which is assumed to provide for expenses. The assumptions vary by plan, year of issue and policy duration.

    Policyholders' funds left with the Company include reserves for deferred annuity investment contracts and immediate annuities without life contingent payouts. Reserves on such contracts are equal to cumulative deposits less charges and withdrawals plus credited interest thereon (rates range from 4.60% to 9.00% for 2001 and from 3.80% to 8.00% for 2000 and 1999), net of adjustments for investment experience that the Company is entitled to reflect in future credited interest. These reserves also include unrealized gains/losses related to FAS No. 115. Reserves on contracts subject to experience rating reflect the rights of contractholders, plan participants and the Company.

    REVENUE RECOGNITION

    For certain annuity contracts, charges assessed against policyholders' funds for the cost of insurance, surrender charges, actuarial margin and other fees are recorded as revenue in charges assessed against policyholders. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. Related policy benefits are recorded in relation to the associated premiums or gross profit so that profits are recognized over the expected lives of the contracts.

    SEPARATE ACCOUNTS

    Separate Accounts assets and liabilities generally represent funds maintained to meet specific investment objectives of contractholders who bear the investment risk, subject, in some cases, to minimum guaranteed rates. Investment income and investment gains and losses generally accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

    Separate Account assets supporting variable options under annuity contracts are invested, as designated by the contractholder or participant under a contract (who bears the investment risk subject, in limited cases, to minimum guaranteed rates) in shares of mutual funds which are managed by an affiliate of the Company, or other selected unaffiliated mutual funds.

    Separate Accounts assets are carried at fair value. At December 31, 2001 unrealized gains of $1.1 million, after taxes, on assets supporting a guaranteed interest option are reflected in shareholder's equity. The amounts in 2000 were immaterial.

    Separate Accounts liabilities are carried at fair value, except for those relating to the guaranteed interest option. Reserves relating to the guaranteed interest option are maintained at fund value and reflect interest credited at rates ranging from 3.00% to 14.00% in 2001 and 3.80% to 14.00% in 2000.

    Separate Accounts assets and liabilities are shown as separate captions in the Balance Sheets. Deposits, investment income and net realized and unrealized capital gains and losses of the Separate Accounts are not reflected in the Financial Statements (with the exception of realized and unrealized capital gains and losses on the assets supporting the guaranteed interest option). The Statements of Cash Flows do not reflect investment activity of the Separate Accounts.

    TAXES

    The Company files a consolidated federal income tax return with its parent, ILIAC. The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Deferred income tax expenses/benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

2.  INVESTMENTS

    Debt securities available-for-sale at December 31, 2001 were as follows:

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized    Fair
   (Millions)                        Cost       Gains       Losses     Value
   ---------------------------------------------------------------------------
   U.S. government and government
     agencies and authorities       $ 13.5       $0.3        $ --      $ 13.8

   U.S. corporate securities:
       Public utilities                2.4        0.1          --         2.5
       Other corporate                83.0        2.6         0.1        85.5
   ---------------------------------------------------------------------------
     Total U.S. corporate
       securities                     85.4        2.7         0.1        88.0
   ---------------------------------------------------------------------------
   Mortgage-backed securities         13.9        0.6          --        14.5
   ---------------------------------------------------------------------------
   Other asset-backed securities      15.2        0.7          --        15.9
   ---------------------------------------------------------------------------
   Total debt securities,
     including debt Securities
     pledged to creditors            128.0        4.3         0.1       132.2
   ---------------------------------------------------------------------------
   Less: debt securities pledged
     to creditors                      7.8         --          --         7.8
   ---------------------------------------------------------------------------
   Debt securities                  $120.2       $4.3        $0.1      $124.4
   ---------------------------------------------------------------------------
   ---------------------------------------------------------------------------

    Debt securities available-for-sale at December 31, 2000 were as follows:

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized    Fair
   (Millions)                        Cost       Gains       Losses     Value
   ---------------------------------------------------------------------------
   U.S. government and government
     agencies and authorities       $ 14.4       $0.4        $ --      $ 14.8

   U.S. corporate securities:
       Public utilities                3.8         --         0.1         3.7
       Other corporate                71.0        1.2         1.5        70.7
   ---------------------------------------------------------------------------
     Total U.S. corporate
       securities                     74.8        1.2         1.6        74.4
   ---------------------------------------------------------------------------
   Foreign securities:
       Government                      1.0        0.1          --         1.1
   ---------------------------------------------------------------------------
     Total foreign securities          1.0        0.1          --         1.1
   ---------------------------------------------------------------------------
   Mortgage-backed securities         30.7        0.6         0.1        31.2
   ---------------------------------------------------------------------------
   Other asset-backed securities      10.6        0.2          --        10.8
   ---------------------------------------------------------------------------
   Total debt securities,
     including debt Securities
     pledged to creditors            131.5        2.5         1.7       132.3
   ---------------------------------------------------------------------------
   Less: debt securities pledged
     to creditors                      5.7        0.1          --         5.8
   ---------------------------------------------------------------------------
   Debt securities                  $125.8       $2.4        $1.7      $126.5
   ---------------------------------------------------------------------------
   ---------------------------------------------------------------------------

    As of December 31, 2001 and 2000, net unrealized appreciation (depreciation) of $4.2 million and $0.8 million, respectively, on available-for-sale debt securities pledged to creditors included $3.9 million and $(4.5) million, respectively, related to experience-rated contracts, which were not reflected in shareholder's equity but in policyholders' funds left with the Company.

    The amortized cost and fair value of total debt securities for the year-ended December 31, 2001 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                             Amortized   Fair
   (Millions)                                  Cost      Value
   ------------------------------------------------------------
   Due to mature:
     One year or less                         $  9.5    $  9.7
     After one year through five years          30.5      31.6
     After five years through ten years         39.8      40.6
     After ten years                            19.1      19.9
     Mortgage-backed securities                 13.9      14.5
     Other asset-backed securities              15.2      15.9
     Less: debt securities pledged to
       creditors                                 7.8       7.8
   ------------------------------------------------------------
     Debt securities                          $120.2    $124.4
   ------------------------------------------------------------
   ------------------------------------------------------------

    At December 31, 2001 and 2000, debt securities carried at fair values of $5.8 million and $5.7 million, respectively, were on deposit as required by various state regulatory agencies.

    Investments in equity securities available for sale as of December 31, were as follows:

   (Millions)                                          2000
   ---------------------------------------------------------
   Cost                                                $ 1.1
   Gross unrealized losses                              (0.1)
   ---------------------------------------------------------
   Fair value                                          $ 1.0
   ---------------------------------------------------------
   ---------------------------------------------------------

    There were no investments in equity securities at December 31, 2001.

    The Company does not have any investments in a single issuer, other than obligations of the U.S. government, with a carrying value in excess of 10% of the Company's shareholder's equity at December 31, 2001.

3.  FINANCIAL INSTRUMENTS

    ESTIMATED FAIR VALUE

    The carrying values and estimated fair values of the Company's investment contract liabilities at December 31, 2001 and 2000 were as follows:

                                         2001              2000
                                   ----------------  ----------------
                                   Carrying   Fair   Carrying   Fair
   (Millions)                       Value    Value    Value    Value
   ------------------------------------------------------------------
   Investment contract
     liabilities:
     With a fixed maturity          $ 1.6    $ 1.7    $  1.0   $  1.1
     Without a fixed maturity       $94.0    $92.2    $109.3   $106.2
   ------------------------------------------------------------------

    Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the Company's management of interest rate, price and liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

    The following valuation methods and assumptions were used by the Company in estimating the fair value of the above financial instruments:

    INVESTMENT CONTRACT LIABILITIES (INCLUDED IN POLICYHOLDERS' FUNDS LEFT WITH THE COMPANY):

    WITH A FIXED MATURITY: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, the Company for similar contracts.

    WITHOUT A FIXED MATURITY: Fair value is estimated as the amount payable to the contractholder upon demand. However, the Company has the right under such contracts to delay payment of withdrawals which may ultimately result in paying an amount different than hat determined to be payable.

    OFF-BALANCE-SHEET AND OTHER FINANCIAL INSTRUMENTS

    The Company did not have any transactions in off-balance-sheet or other financial instruments in 2001 or 2000.

4.  NET INVESTMENT INCOME

    Sources of net investment income were as follows:

                                                                             Preacquisition
                                                                     ------------------------------
                                                       One month     Eleven months
                                     Year-ended          ended           ended        Year-ended
                                    December 31,     December 31,    November 30,    December 31,
   (Millions)                           2001             2000            2000            1999
   ------------------------------------------------------------------------------------------------
   Debt securities                      $ 8.9            $0.8            $ 8.3           $ 9.4
   Nonredeemable preferred stock           --              --              0.1             0.1
   Cash equivalents                       0.5             0.1              0.9             0.7
   Short-term investments                  --              --              0.1              --
   Other                                  1.0             0.1              0.9             0.8
   ------------------------------------------------------------------------------------------------
   Gross investment income               10.4             1.0             10.3            11.0
   Less: investment expenses              0.5              --              0.1             0.1
   ------------------------------------------------------------------------------------------------
   Net investment income                $ 9.9            $1.0            $10.2           $10.9
   ------------------------------------------------------------------------------------------------
   ------------------------------------------------------------------------------------------------

    Net investment income includes amounts allocable to experience-rated contractholders of $7.3 million for the year-ended December 31, 2001, $0.7 million and $8.2 million for the one and eleven month periods ended December 31, 2000 and November 30, 2000, respectively, and $8.6 million for the year-ended December 31, 1999, respectively. Interest credited to contractholders is included in current and future benefits.

5.  DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

    Effective January 5, 2000 the Company changed its state of domicile from Connecticut to Florida. All dividends paid to ILIAC by the Company must be approved in advance by the Insurance Commissioner of the State of Florida. Prior to January 5, 2000 the Company was domiciled in the State of Connecticut.

    For the years-ended December 31, 2001 and 1999 the Company did not pay any dividends to ILIAC. For the year-ended December 31, 2000, the Company paid a dividend to ILIAC of $2.4 million relating to the Florida redomestication. In order to comply with Florida state law, the par value of the Company's common stock was changed from $2,000 per share to $100 per share at the time of redomestication. The Company also amended its articles of incorporation and authorized additional shares of capital stock, which were purchased by its parent. This transaction had no effect on the value of the Company's common capital stock or total shareholder's equity.

    The Insurance Departments of the State of Florida and the State of Connecticut recognize as net income and capital and surplus, those amounts determined in conformity with statutory accounting practices prescribed or permitted by the respective Departments, which differ in certain respects from accounting principles generally accepted in the United States of America. Statutory net income (loss) was $1.1 million, $5.7 million, and $(0.1) million for the years-ended December 31, 2001, 2000 and 1999, respectively. Statutory capital and surplus was $59.7 million and $57.3 million as of December 31, 2001 and 2000, respectively.

    The Company has entered into support agreements with ILIAC under which ILIAC has agreed to cause the Company to have sufficient capital to meet a certain capital and surplus level. The Company received no capital contributions relating to these agreements in 2001, 2000, or 1999

    As of December 31, 2001, the Company does not utilize any statutory accounting practices which are not prescribed by state regulatory authorities that, individually or in the aggregate, materially affect statutory capital and surplus.

    For 2001, the Company was required to implement statutory accounting changes ratified by the National Association of Insurance Commissioners and state insurance departments ("Codification"). The cumulative effect of Codification to the Company's statutory surplus as of December 31, 2001 was an increase of $1.2 million.

6.  CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS

    Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold.

    Proceeds from the sale of available-for-sale debt securities and the related gross gains and losses (excluding those related to experience rated contractholders in 2001, 2000 and 1999) were as follows:

                                                                             Preacquisition
                                                                     ------------------------------
                                                       One month     Eleven months
                                     Year-ended          ended           ended        Year-ended
                                    December 31,     December 31,    November 30,    December 31,
   (Millions)                           2001             2000            2000            1999
   ------------------------------------------------------------------------------------------------
   Proceeds on sales                    $67.6            $ --           $148.3           $34.2
   Gross gains                            0.9              --              0.2             0.2
   Gross losses                            --              --              1.0             0.5
   ------------------------------------------------------------------------------------------------

    Net realized capital gains (losses) of $1.3 million, $(1.1) million and $(1.1) million, respectively, allocable to experience-rated contracts, were deducted from net realized capital gains and losses and an offsetting amount was reflected in policyholders' funds left with the Company for the year-ended December 31, 2001, eleven months ended November 30, 2000 and year-ended December 31, 1999, respectively. The amounts for one month ended December 31, 2000 were immaterial. Net unamortized losses were $(1.1) million, $(1.9) million and $(1.0) million for the year ended December 31, 2001, eleven months ended November 30, 2000 and year-ended December 31, 1999, respectively. Net amortized losses for the one month ended December 31, 2000 were not significant.

    Changes in shareholder's equity related to changes in accumulated other comprehensive income (loss) (i.e., unrealized capital gains and losses on securities including securities pledged to creditors), were as follows:

   (Millions)                           2001  2000  1999
   ------------------------------------------------------
   Debt securities                      $--   $0.3  $(0.3)
   Equity securities                    0.1    --      --
   Other                                1.6   2.5    (4.1)
   ------------------------------------------------------
     Subtotal                           1.7   2.8    (4.4)
   ------------------------------------------------------
   Increase in deferred income taxes
     (see Note 7)                       0.6   1.0    (1.6)
   ------------------------------------------------------
   Net changes in accumulated other
     comprehensive income (loss)        $1.1  $1.8  $(2.8)
   ------------------------------------------------------
   ------------------------------------------------------

    Net unrealized capital gains allocable to experienced rated contracts of $3.9 million and $0.5 million at December 31, 2001 and 2000, respectively, are reflected on the Balance Sheets in policyholders' funds left with the Company and are not included in shareholder's equity.

    Shareholder's equity included the following accumulated other comprehensive income, which is net of amounts allocable to experience rated contractholders, at December 31:

   (Millions)                                2001  2000
   -----------------------------------------------------
   Net unrealized capital gains (losses):
     Debt securities                         $0.3  $ 0.3
     Equity securities                        --    (0.1)
     Other                                   1.7     0.1
   -----------------------------------------------------
                                             2.0     0.3
   -----------------------------------------------------
     Less: deferred federal income taxes
       (benefits) (see Note 7)               0.7     0.1
   -----------------------------------------------------
     Net accumulated other comprehensive
       income (loss)                         $1.3  $ 0.2
   -----------------------------------------------------
   -----------------------------------------------------

    Changes in accumulated other comprehensive income related to changes in unrealized gains (losses) (excluding those related to experience-rated contractholders) on securities including securities pledged to creditors were as follows:

   (Millions)                           2001  2000   1999
   -------------------------------------------------------
   Unrealized holding gains (losses)
     arising during the period (1)      $1.7  $ 1.2  $(2.9)
   Less: reclassification adjustment
     for gains and other items
     included in net income (2)         0.6    (0.6)  (0.1)
   -------------------------------------------------------
   Net unrealized gains (losses) on
     securities                         $1.1  $ 1.8  $(2.8)
   -------------------------------------------------------
   -------------------------------------------------------

 (1) Pretax unrealized holding gains (losses) arising during the period were $2.6 million $1.8 million and $(4.5) million for 2001, 2000, and 1999, respectively.
 (2) Pretax reclassification adjustments for gains (losses) and other items included in net income were $0.9 million, $(1.0) million and $(0.2) million for 2001, 2000 and 1999, respectively.

7.  INCOME TAXES

    The Company files a consolidated federal income tax return with the ILIAC consolidated group. The Company has a tax allocation agreement with ILIAC whereby the Company is charged by its parent for taxes it would have incurred were it not a member of the consolidated group and is credited for losses at the statutory rate.

    Income taxes consist of:

                                                                             Preacquisition
                                                                     ------------------------------
                                                       One month     Eleven months
                                     Year-ended          ended           ended        Year-ended
                                    December 31,     December 31,    November 30,    December 31,
   (Millions)                           2001             2000            2000            1999
   ------------------------------------------------------------------------------------------------
   Current taxes (benefits):
       Federal                          $1.6             $(0.4)          $ 0.6           $(0.3)
       Net realized capital gains
         (losses)                        0.2                --            (0.4)           (0.4)
   ------------------------------------------------------------------------------------------------
     Total current taxes
       (benefits)                        1.8              (0.4)            0.2            (0.7)
   ------------------------------------------------------------------------------------------------
   Deferred taxes:
       Federal                           1.8               0.7             2.3             3.1
       Net realized capital gains        0.1                --             0.1             0.3
   ------------------------------------------------------------------------------------------------
     Total deferred taxes                1.9               0.7             2.4             3.4
   ------------------------------------------------------------------------------------------------
   Total                                $3.7             $ 0.3           $ 2.6           $ 2.7
   ------------------------------------------------------------------------------------------------
   ------------------------------------------------------------------------------------------------

    Income taxes were different from the amount computed by applying the federal income tax rate to income before income taxes for the following reasons:

                                                                             Preacquisition
                                                                     ------------------------------
                                                       One month     Eleven months
                                     Year-ended          ended           ended        Year-ended
                                    December 31,     December 31,    November 30,    December 31,
   (Millions)                           2001             2000            2000            1999
   ------------------------------------------------------------------------------------------------
   Income before income taxes           $ 8.6            $0.9            $10.4           $ 8.1
   Tax rate                                35%             35%              35%             35%
   ------------------------------------------------------------------------------------------------
   Application of the tax rate            3.0             0.3              3.7             2.8
   Tax effect of:
     Excludable dividends                (0.2)             --             (1.0)           (0.1)
     Goodwill amortization                0.9              --               --              --
     Other, net                            --              --             (0.1)             --
   ------------------------------------------------------------------------------------------------
       Income taxes                     $ 3.7            $0.3            $ 2.6           $ 2.7
   ------------------------------------------------------------------------------------------------
   ------------------------------------------------------------------------------------------------

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

   (Millions)                                2001   2000
   ------------------------------------------------------
   Deferred tax assets:
     Policyholders' funds left with the
       Company                               $ 7.1  $ 9.6
     Deferred policy acquisition costs         2.5    3.3
     Unrealized gains allocable to
       experience-rated contracts              1.4    0.2
     Guaranty fund assessments                 0.1    0.1
     Other                                      --     --
   ------------------------------------------------------
   Total gross assets                         11.1   13.2
   ------------------------------------------------------
   Deferred tax liabilities:
     Value of business acquired               16.3   20.6
     Net unrealized capital gains              2.1    0.3
     Other                                     0.1    0.1
   ------------------------------------------------------
   Total gross liabilities                    18.5   21.0
   ------------------------------------------------------
   Net deferred tax liability                $ 7.4  $ 7.8
   ------------------------------------------------------
   ------------------------------------------------------

    Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes.

    The Internal Revenue Service (the "Service") has completed examinations of the federal income tax returns of the Company through 1997. Discussions are being held with the Service with respect to proposed adjustments. Management believes there are adequate defenses against, or sufficient reserves to provide for, any such adjustments. The Service has commenced its examinations for the years 1998 through 2000.

8.  BENEFIT PLANS

    The Company utilizes the employees of ING and its affiliates, primarily ILIAC. The benefit plan charges allocated to the Company were not significant for each of the years-ended December 31, 2001, 2000 and 1999.

    As of December 31, 2001, the qualified defined benefit pension plan offered by ILIAC ("Transition Pension Plan") to its employees was merged into the ING Americas Retirement Plan. Accordingly, ILIAC transferred the net plan assets of the Transition Pension Plan to ING North America Insurance Corporation, the new plan sponsor, and recorded this transfer as a reduction of paid-in capital.

9.  RELATED PARTY TRANSACTIONS

    Substantially all of the administrative and support functions of the Company have been and, as of December 31, 2001, still are provided by former Aetna and its affiliates. These administrative and support functions are expected to be substantially moved to ING affiliates during 2002, in conjunction with the purchase of Aetna Inc. by ING AIH. The financial statements of the Company reflect allocated charges, at cost, for these functions based upon measures appropriate for the type and nature of function performed. Total charges allocated to the Company, including rent, salaries and other administrative expenses, were $1.1 million and $4.3 million for the years-ended December 31, 2001 and 2000, respectively. The Company capitalized $1.5 million as deferred policy acquisition costs in 2000. The amount capitalized in 2001 was immaterial.

    The Company is compensated by the Separate Accounts for bearing mortality and expense risks and administrative expense risks pertaining to variable annuity contracts. Under the insurance contracts, the Separate Accounts pay the Company a daily fee which, on an annual basis, ranged from 1.00 % to 1.40% for 2001 and from 1.00% to 1.40% and 1.25% to 1.40% for 2000 and 1999 respectively, of their average daily net assets. The amount of compensation and fees received from the Separate Accounts, included in charges assessed against policyholders, amounted to $11.2 million, $14.8 million and $13.5 million for the years-ended December 31, 2001, 2000 and 1999, respectively.

    IICA maintains a loan agreement with ING America Insurance Holdings, Inc. ("ING AIH"), a Delaware corporation and affiliate, to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Under this agreement, IICA can borrow up to 0.5% of its statutory admitted assets as of the prior December 31 from ING AIH. Interest on any IICA borrowings is charged at the rate of ING AIH's cost of funds for the interest period plus 0.15%. Under this agreement, IICA incurred an immaterial amount of interest expense for the year-ended December 31, 2001. At December 31, 2001, IICA did not have any outstanding borrowings from ING AIH under this agreement.

    The Company received no capital contributions in 2001, 2000 and 1999.

    Aeltus Investment Management, Inc. ("Aeltus"), an affiliate of the Company, acted as adviser for the Company's general account assets through March 31, 2001. The Company paid Aeltus an annual fee of 0.6% of the average daily net assets under management. The amount of such fees amounted $0.1 million for each of the years-ended December 31, 2000 and 1999. Effective April 1, 2001, this advisory responsibility was transitioned to ING Investment Management, LLC ("IIM"). In 2001, IIM was paid 0.5% of average daily net assets under management. The total amount of general account asset advisory fees paid for the year-ended December 31, 2001 was $0.3 million.

10. COMMITMENTS AND CONTINGENT LIABILITIES

    COMMITMENTS

    At December 31, 2001 and 2000, the Company had no commitments or contingent liabilities.

    LITIGATION

    The Company is not currently involved in any material litigation.

    QUARTERLY DATA (UNAUDITED)

   2001 (Millions)                 First  Second  Third  Fourth
   ------------------------------------------------------------
   Total Revenue                   $6.7    $6.8   $5.5    $6.4
   ------------------------------------------------------------
   Income before income taxes      $1.5    $2.2   $0.7    $4.2
   Income Taxes                     0.8     0.9    0.1     1.9
   ------------------------------------------------------------
   Net income                      $0.7    $1.3   $0.6    $2.3
   ------------------------------------------------------------
   ------------------------------------------------------------

   2000 (Millions)                 First  Second  Third  Fourth (1)
   ----------------------------------------------------------------
   Total Revenue                   $7.1    $7.0   $8.1      $7.4
   ----------------------------------------------------------------
   Income before income taxes      $2.4    $2.4   $3.6      $2.9
   Income Taxes                     0.8     0.8    0.8       0.5
   ----------------------------------------------------------------
   Net Income                      $1.6    $1.6   $2.8      $2.4
   ----------------------------------------------------------------
   ----------------------------------------------------------------

 (1) Fourth quarter data reflects an aggregation of the pre acquisition period of the two months ended November 30, 2000 and the post acquisition period of the one month ended December 31, 2000.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          On May 3, 2001, the Company terminated the engagement of KPMG LLP ("KPMG") as its independent accountants. This decision was approved by the Board of Directors of the Company.

           The reports of KPMG on the Company's financial statements for the years ended December 31, 2000 and 1999, contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the years ended December 31, 2000 and 1999, and through May 3, 2001, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their reports on the financial statements for such years. During the years ended December 31, 2000 and 1999, and through May 3, 2001, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

           On May 3, 2001, the Company engaged Ernst & Young LLP ("Ernst & Young") as its independent accountants for the fiscal year ending December 31, 2001, including interim periods. The engagement was approved by the Board of Directors of the Company. The Company has not consulted with Ernst & Young during the fiscal years ended December 31, 1999 and December 31, 2000 nor during the subsequent period to such date of engagement regarding either (i) the application of accounting principles to a specified transaction or transactions, either completed or proposed, or (ii) the type of audit opinions Ernst & Young might render on the Company's financial statements.

           A Form 8-K was filed on May 8, 2001 to disclose this change in certifying accountant.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 11.  EXECUTIVE COMPENSATION

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Omitted pursuant to General Instruction I(2) of Form 10-K.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)   The following documents are filed as part of this report:

      1.    Financial statements. See Item 8 on Page 20

      2.    Financial statement schedules. See Index to Financial
            Statement Schedule on Page 44.

      3.    Exhibits:

            3(i)   Articles of Incorporation as restated January 1,
            2002.

            3(ii)  By-Laws, as amended and restated January 1, 2002.

      4.    Instruments Defining the Rights of Security Holders,
            Including Indentures (Annuity Contracts)

            Incorporated herein by reference to Registration Statement on Form N-4, File No. 33-80750, as amended and filed on April 23, 1997.

            Incorporated herein by reference to Registration Statement on Form N-4, File No. 33-59749, as filed on June 1, 1995.

            Incorporated herein by reference to Post-Effective Amendment
            No. 4 to Registration Statement on Form N-4, File No.
            33-59749, as filed on April 16, 1997.

            Incorporated herein by reference to Post-Effective Amendment
            No. 6 to Registration Statement on Form N-4, File No.
            33-59749, as filed on November 26, 1997.

            Incorporated herein by reference to Post-Effective Amendment
            No. 8 to Registration Statement on Form N-4, File No.
            33-59749, as filed on April 17, 1998.

            Incorporated herein by reference to Registration Statement on Form S-2, File No. 33-63657, as filed on October 25,
            1995.

            Incorporated herein by reference to Pre-Effective Amendment
            No. 3 to the Registration Statement on Form S-2, File No.
            33-63657, as filed on January 17, 1996.

            Incorporated herein by reference to Post-Effective Amendment
            No. 3 to Registration Statement on Form S-2, File No.
            33-63657, as filed on November 24, 1997.

      10. Material Contracts (Management contracts / compensatory plans or arrangements)

      10.1  Amended and Restated Asset Purchase Agreement by and among
            Aetna Life Insurance Company, Aetna Life Insurance and
            Annuity Company, The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York, dated
            May 21, 1998, incorporated herein by reference to Aetna
            Life Insurance and Annuity Company's Form 10-Q filed on
            August 8, 1998.

      10.2 Distribution Agreement, dated as of December 13, 2000, between Lion Connecticut Holdings Inc. and Aetna Inc., incorporated by reference to ALIAC's Form 10-K filed on March 30, 2001.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K (continued)

      10.3 Employee Benefits Agreement, dated as of December 13, 2000, between Lion Connecticut Holdings Inc. and Aetna Inc., incorporated by reference to ALIAC's Form 10-K filed on March 30, 2001.

      10.4  Tax Sharing Agreement, dated as of December 13, 2000, among
            Lion Connecticut Holdings Inc., Aetna Inc. and ING America
            Insurance Holdings, Inc., incorporated by reference to ALIAC's Form 10-K filed on March 30, 2001.

      10.5  Transition Services Agreement, dated as of December 13,
            2000, between Lion Connecticut Holdings Inc. and Aetna Inc., incorporated by reference to ALIAC's Form 10-K filed on March 30, 2001.

      10.6 Lease Agreement, dated as of December 13, 2000, by and between Aetna Life Insurance Company and ING Life Insurance and Annuity Company, incorporated by reference to ALIAC's
            Form 10-K filed on March 30, 2001.

      10.7  Real Estate Services Agreement, dated as of December 13,
            2000, between Aetna Inc. and ING Life Insurance and Annuity
            Company, incorporated by reference to ALIAC's Form 10-K filed on March 30, 2001.

      10.8  10 State House Square Services Agreement, dated as of
            December 13, 2000, between Aetna Inc. and Lion Connecticut
            Holdings Inc., incorporated by reference to ALIAC's Form
            10-K filed on March 30, 2001.

      24.   Power of Attorney

            Filed with this Report immediately after Signature page.

      Exhibits other than these listed are omitted because they are not required or not applicable.

(b)   Reports on Form 8-K.

      None.

                     INDEX TO FINANCIAL STATEMENT SCHEDULE

                                                                     Page
                                                                     ----

Independent Auditors' Report.......................................    45

III.   Supplementary Insurance Information as of and for the years
        ended December 31, 2001, 2000, and 1999....................    47

Schedules other than those listed above are omitted because they are not required or are not applicable.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
ING Insurance Company of America

We have audited the financial statements of ING Insurance Company of America (formerly Aetna Insurance Company of America and hereafter referred to as the Company), as of December 31, 2001, and for the year then ended, and have issued our report thereon dated January 31, 2002. Our audit also included the financial statement schedules listed in Item 14. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                         /s/ Ernst & Young LLP

Hartford, Connecticut
January 31, 2002

                          INDEPENDENT AUDITORS' REPORT

The Shareholder and Board of Directors
ING Insurance Company of America:

Under date of March 27, 2001, we reported on the balance sheet of ING Insurance Company of America, formerly known as Aetna Insurance Company of America, as of December 31, 2000, and the related statements of income, changes in shareholder's equity and cash flows for the period from December 1, 2000 to December 31, 2000 ("Successor Company"), and for the period from January 1, 2000 to November 30, 2000 and the year ended December 31, 1999 ("Preacquisition Company"), as included herein. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule as listed in the accompanying index. The financial statement schedule is the responsibility of the Companies' management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, effective November 30, 2000, ING America Insurance Holdings Inc. acquired all of the outstanding stock of Aetna Inc., Aetna Insurance Company of America's indirect parent and sole shareholder in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                            /s/ KPMG LLP

Hartford, Connecticut
March 27, 2001

                                  SCHEDULE III
                      Supplementary Insurance Information
         As of and for the years ended December 31, 2001, 2000 and 1999
                                 (in millions)

                                                                                        Amortization
                                                                                        of deferred
                                                                                           policy
                                         Policy-                                        acquisition
                            Deferred     holders'                                        costs and
                             policy     funds left     Net                   Current      value of      Other
                           acquisition   with the   Investment    Other     and future    business    operating
                              costs      Company    Income (1)  income (2)   benefits     acquired    expenses
---------------------------------------------------------------------------------------------------------------
2001                          $ 0.8       $ 95.6      $ 9.9       $15.5        $7.2         $4.8        $2.2
---------------------------------------------------------------------------------------------------------------

2000 (3)                      $  --       $110.3      $11.2       $18.4        $7.4         $5.7        $5.2
---------------------------------------------------------------------------------------------------------------

1999                          $58.8       $138.8      $10.9       $16.7        $8.0         $4.6        $6.9
---------------------------------------------------------------------------------------------------------------

  (1) The allocation of net investment income is based upon the investment year method or specific identification of certain portfolios within specific segments.
  (2) Amounts include other income, realized capital gains and losses and charges assessed against policyholders.
  (3) Financial data for the year ended December 31, 2000 represents an aggregation of the pre-acquisition period of the eleven months ended November 30, 2000 and the post acquisition period of the one month ended December 31, 2000.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         ING INSURANCE COMPANY OF AMERICA
                                         (Registrant)

 Date:   March 28, 2002                  By    /s/ Deborah Koltenuk
         ---------------------                 ---------------------
                                               Deborah Koltenuk
                                               Vice President and Controller

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 28, 2002.

                  SIGNATURES                                       TITLE
 *
 ---------------------------------------------
 Wayne R. Huneke                                  Director and Chief Financial Officer
                                                    (Principal Financial Officer)

 *
 ---------------------------------------------
 P. Randall Lowery                                Director

 *
 ---------------------------------------------
 Thomas J. McInerney                              Director and President
                                                    (Principal Executive Officer)

 *
 ---------------------------------------------
 Robert C. Salipante                              Director

 *
 ---------------------------------------------
 Mark A. Tullis                                   Director

 /s/ Deborah Koltenuk
 ---------------------------------------------
 Deborah Koltenuk                                 Vice President and Controller

 * By:  /s/ Paula Cludray-Engelke
        --------------------------------------
        Paula Cludray-Engelke
        Attorney-in-fact

                               POWER OF ATTORNEY

We, the undersigned directors and officers of ING Insurance Company of America, hereby severally constitute and appoint Paula Cludray-Engelke and Deborah Koltenuk and each of them individually, our true and lawful attorneys, with full power to them and each of them to sign for us, and in our names and in the capacities indicated below, the 2001 Form 10-K and any and all amendments thereto to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, hereby ratifying and confirming our signatures as they may be signed by our said attorney to the Form 10-K and any and all amendments thereto.

WITNESS our hands and common seal on this 28th day of March, 2002.

                 SIGNATURE                                       TITLE
/s/ Wayne R. Huneke
--------------------------------------------
Wayne R. Huneke                               Director and Chief Financial Officer

/s/ Robert C. Salipante
--------------------------------------------
Robert C. Salipante                           Director

/s/ P. Randall Lowery
--------------------------------------------
P. Randall Lowery                             Director

/s/ Thomas J. McInerney
--------------------------------------------
Thomas J. McInerney                           Director and President

/s/ Mark A. Tullis
--------------------------------------------
Mark A. Tullis                                Director

/s/ Deborah Koltenuk
--------------------------------------------
Deborah Koltenuk                              Vice President and Controller

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                        ING INSURANCE COMPANY OF AMERICA
                        (RESTATED AS OF JANUARY 1, 2002)

The restated Articles of Incorporation supercedes and takes the place of the existing Articles of Incorporation and all amendments to it.

                                   ARTICLE I
                           NAME AND PLACE OF BUSINESS

The name of the company shall be ING INSURANCE COMPANY OF AMERICA. The principal place of business of the company shall be 5100 West Lemon Street, Suite 213, Tampa, Hillsborough County, Florida 33609. The company may establish and maintain the principal place of business at such other place within the State of Florida and may establish such other offices within or outside of Florida as may be determined by the Board of Directors from time to time.

                                   ARTICLE II
                               NATURE OF BUSINESS

The purposes of the company shall be to engage in every aspect of life, annuity, and health insurance and reinsurance and such other business as may be permitted for such an insurance company under applicable law.

                                  ARTICLE III
                                 CAPITAL STOCK

The company shall be authorized to issue not more than Thirty-Five Thousand (35,000) shares of common stock having a par value of One Hundred Dollars ($100) per share. The company shall not begin transacting insurance until it achieves capital and surplus equal to or exceeding the amount of capital and surplus required under applicable law.

                                   ARTICLE IV
                           STATUTORY AGENT AND OFFICE

The company hereby appoints the Florida Insurance Commissioner and Treasurer as its attorney in fact to receive service of legal process issued against it in any civil action or proceeding in this state, and such appointment shall remain in effect for so long as is required by applicable law, specifically including section 624.422, Florida Statutes, or any successor thereto.

                                   ARTICLE V
                               TERM OF EXISTENCE

The company shall have perpetual existence, unless sooner dissolved as provided for by the laws of the State of Florida.

                                   ARTICLE VI
                                   DIRECTORS

The company shall have three (3) or more directors, the exact number of which shall be determined from time to time in accordance with the company's by-laws. The names and residence addresses of the Board of Directors of the company, as of the adoption of the restated Articles of Incorporation are as follows:

Wayne R. Huneke
4875 Mulberry Drive
Marietta, GA 30068

Thomas J. McInerney
4 Brook Ridge
West Simsbury, CT 06092

Mark A. Tullis
115 Spindale Court
Atlanta, GA 30350

P. Randall Lowery
70 Glen Oaks Drive
Atlanta, GA 30327

Robert C. Salipante
14555 Durham Road
Minnetonka, MN 55345

In addition to the powers and authorities herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the company, subject to the provisions of the laws of the State of Florida, these Articles of Incorporation, and the by-laws of the company; provided, however, that no by-law hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such by-law had not been adopted.

                                  ARTICLE VII
                        TRANSACTIONS IN WHICH DIRECTORS
                           OR OFFICERS ARE INTERESTED

No contract or other transaction between the company and one or more of its directors or officers, or between the company and any other corporation, firm, or entity in which one or more of the company's directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because such director or directors are present at or participate in the meetings of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because his or their votes are counted for such purpose, if:

1. The fact of such relationship or interest is disclosed or known to the Board of Directors or the committee which authorizes, approves, or ratifies the contract or transaction by a vote or written consent sufficient for the purpose without counting the votes or consents of such interested director or directors; or

2. The fact of such relationship or interest is disclosed or known to the shareholders of the company entitled to vote thereon, and they authorize, approve, or ratify such contract or transaction; or

3. The contract or transaction is fair and reasonable as to the company at the time it is authorized by the Board of Directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof which authorizes, approves, or ratifies such contract or transaction, and shares held by them may be counted in determining the presence of a quorum at a meeting of shareholders at which action is taken pursuant to this Article.

                                  ARTICLE VIII
                               DIRECTOR LIABILITY

The personal liability of any director of the company to the company or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount that is equal to the compensation received by the director for serving the company during the year of the violation if such breach did not
(i) involve a knowing and culpable violation of law by the director;
(ii) enable the director or an associate (defined as any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock; any trust or other estate in which such person has at least a ten percent beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and any relative or spouse of such persons, or any relative of such spouse, who has the same home as such person) to receive an improper personal gain; (iii) show a lack of good faith and a conscious disregard for the duty of the director to the company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the company; (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the company; or (v) create liability under Section 607.0834, Florida Statutes. Any repeal or modification of this Section shall not adversely affect any right or protection of a director of the company existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

The company shall have the power to indemnify, and may insure, its directors and officers to the fullest extent permitted by applicable Florida law.

                                   ARTICLE IX
                                   AMENDMENTS

The company reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, subject to applicable laws of the State of Florida, and all rights conferred upon shareholders are granted subject to this reservation.

                        ING INSURANCE COMPANY OF AMERICA

                          AMENDED AND RESTATED BY-LAWS
                          (EFFECTIVE JANUARY 1, 2002)
                                 TAMPA, FLORIDA

                                   ARTICLE I
                                    OFFICES

SECTION 1. The principal office of the company shall be in the City of Tampa, County of Hillsborough, State of Florida.

SECTION 2. The company may also have offices at such other places, both within and without the State of Florida, as the Board of Directors may from time to time determine or the business of the company may require. Such additional offices within or without the State of Florida may include one or more regional home offices and, with the approval of the Commissioner of Insurance of Florida, an operational home office.

                                   ARTICLE II
                             SHAREHOLDERS' MEETINGS

SECTION 1. The Annual Meeting of the Shareholders of the company shall be held in a location within or outside of Florida as may be determined by the Board of Directors and shall take place in each year on such date and at such hour as the Board of Directors may determine.

SECTION 2. Special meetings of the shareholders may be called by the Board of Directors or the President. Each such meeting shall be held on the date and at the hour specified in the call for the meeting and, unless another place within or outside of Florida has been specified in any such call by the Board of Directors or the President, at such office as the company may maintain in the City of Hartford, Connecticut.

SECTION 3. Written notice of each shareholders' meeting stating the place, date and hour of the meeting and (in the case of a special meeting) the purpose or purposes for which the meeting is called shall be given by or at the direction of the Board, the President, the Secretary or any designated committee of the Board of Directors not less than five (5) days before the date of the meeting to each shareholder of record entitled to vote at such meeting. Shareholders by written notice may waive notice of any meeting, and the presence of a shareholder at any meeting in person or by proxy, shall constitute a waiver of notice of such meeting.

SECTION 4. The quorum for each meeting of the shareholders shall consist of a majority of the voting power of shares entitled to vote at such meeting. Each share of common stock shall have one vote on all matters on which shareholders are entitled to vote by the Articles of Incorporation, these by-laws, or applicable law.

SECTION 5. Persons entitled to vote at any shareholders' meeting may vote in person or by proxy executed in writing by the shareholder or his duly authorized attorney-in-fact and filed with the Secretary of the company not less than twenty-four (24) hours prior to the meeting.

SECTION 6. Any action required or permitted by law to be taken at any annual or special meeting of Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock who are entitled to vote on such action. Such consents may be signed in counterparts each of which shall be considered an original and all of which together shall constitute one original.

                                  ARTICLE III
                                   DIRECTORS

SECTION 1. The Board of Directors shall consist of not less than three and not more than fifteen directors, and the number of directorships at any time within such minimum and maximum range shall be the number fixed by vote of the Shareholders or Directors or, in the absence thereof, shall be the number of Directors elected at the preceding Annual Meeting of Shareholders.

SECTION 2. Vacancies in the Board of Directors may be filled for the unexpired term by majority vote of the remaining Directors, and each person so elected shall be a Director until his successor is elected by the shareholders at the next Annual Meeting of Shareholders or at any special meeting of shareholders called for that purpose and held prior to the Annual Meeting, or until an earlier resignation, death or removal.

SECTION 3. Regular meetings of the Board shall be held at such place and on such day and hour at such periodic intervals as the Board may from time to time designate. Notice of such regular meetings need not be given, but the Secretary shall notify each Director by mail or electronic media of the action of the Board designating or changing the place, period, day, or hour of such regular meetings.

SECTION 4. Special meetings of the Board shall be held at the call of the President, the Secretary, or not less than one-third of the Directors then in office.

SECTION 5. The Board of Directors of the company may hold meetings, both regular and special, either within or without the State of Florida.

SECTION 6. A quorum shall consist of a majority of the Directors at the time in office, but not less than two Directors nor less than one-third of the number of Directors provided for by Article III, Section 1.

SECTION 7. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board. Such consents may be signed in counterpart each of which shall be considered an original and all of which together shall constitute one original.

                                   ARTICLE IV
                            COMMITTEES OF THE BOARD

SECTION 1. The Board of Directors may appoint, by resolution passed by a majority of the whole Board, two or more Directors of the Board of Directors to constitute an Executive Committee, and which may provide for one or more Directors to serve as alternate members of the Committee; which

Committee, to the extent provided in such resolution, shall have and exercise all the powers of the Board when it is not in session, except as otherwise required by law.

SECTION 2. The Board of Directors may also appoint two or more Directors, by resolution passed by a majority of the whole Board, to constitute other outstanding committees of the Board of Directors, which may provide for one or more Directors to serve as alternate members of any such committees. There may be temporary committees, invested with such powers and subject to such conditions as the Board may prescribe. The Board of Directors may also appoint an advisory committee to any committee or to the Board itself. The members of such advisory committee need not be members of the Board of Directors.

SECTION 3. Each such committee, other than advisory committees, shall cause regular minutes of its meetings to be recorded in the corporate records of the company. The presence of a majority of the members of each such committee shall be necessary to constitute a quorum. The members of each such committee shall continue in office until their successors are chosen, or until their earlier resignation or removal.

                                   ARTICLE V
                                    OFFICERS

SECTION 1. The Board of Directors may elect a Chief Executive Officer, a President, one or more Senior Vice Presidents, Executive Vice Presidents, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and any other officers or agents as the Board or President may deem advisable.

SECTION 2. The Chief Executive Officer shall have general supervision of the affairs of the Company and shall be responsible to ensure that all directives and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall perform all such duties usually incident to the office of the Chief Executive Officer and such additional duties as are assigned by the Board of Directors.

SECTION 3. The President shall have such powers and perform such duties as may be assigned by the Board of Directors or by the Chief Executive Officer. In the President's absence or disability, such duties shall be performed by such Executive Vice Presidents, Senior Vice Presidents, or Vice Presidents as may be designated by the Board of Directors or Chief Executive Officer.

SECTION 4. The Secretary shall keep a record of all meetings and acts of the Board and, except as may be otherwise provided herein or in the resolution appointing a committee, of all committees appointed by the Board, and the Secretary shall act as the clerk and shall be the custodian of the records of all meetings of the shareholders. The Secretary shall have such other authority and responsibility and perform such other duties as may be delegated to the Secretary by the Board or the President from time to time.

SECTION 5. The Treasurer, except as otherwise required by law, shall have charge and custody of and be responsible for all funds and securities of the company; shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the company; shall be responsible for receiving and giving receipts for monies paid to the company from any source; shall cause all monies and other valuable effects to be deposited in the name and to the credit of the company in such depositories as may be designated by the Board of Directors, and shall perform such other duties as the Board of Directors or the President may from time to time require.

SECTION 6. Each officer shall have such further authority and responsibility and shall perform such further duties as may from time to time be delegated to the officer by the Board or the President.

                                   ARTICLE VI
              INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

To the full extent permitted by Florida Statutes, Section 607.0850, as amended from time to time, or by other provisions of law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, wherever brought, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the company against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The indemnification provided by this Section shall continue as to a person who has ceased to be director, officer, employee or agent and shall apply whether or not the claim against such person arises out of matters occurring before the adoption of this by-law.

                                  ARTICLE VII
                               GENERAL PROVISIONS

SECTION 1. The company shall maintain books and records within the State of Florida pursuant to Section 628.271, Florida Statutes, except as may be allowed or authorized pursuant to Section 628.281, Florida Statutes.

SECTION 2. The Board of Directors shall be authorized to declare and cause the company to pay dividends pursuant to Section 628.371, Florida Statutes, and any other applicable laws.

SECTION 3. The fiscal year of the company shall begin on the first day of January and end on the thirty-first day of December of each year.

SECTION 4. The corporate seal of the company shall consist of the corporate name in a circle and the state of incorporation within the circle. The corporate seal shall be in the custody of the Secretary and may be affixed to any instrument requiring a seal and may be duly attested by any officer of the company.

SECTION 5. To the fullest extent permissible under applicable law, the Shareholders and Directors of the company shall be entitled to take action through written consents, shall be entitled to convene by telephone or other electronic means by which all participants may hear each other at the same time, and shall be entitled to use and rely upon facsimiles and other electronic transmissions to accomplish the business and affairs of the company.

                                   ARTICLE VI
                              AMENDMENT OF BY-LAWS

These by-laws may be amended, added to, or repealed by the holders of a majority of the outstanding shares of stock entitled to vote at any annual or special meeting of shareholders, or by a majority of the whole Board of Directors as then constituted at any meeting of the Board, provided that notice of the proposal to amend, add to, or repeal the by-laws is included in the notice of the meeting of shareholders or Directors at which such action takes place.